Exhibit 99.1

Horizon Technology Finance Provides Third Quarter 2020 Portfolio Update

- Originates $16.0 Million of New Loans -
- Positive Liquidity Events of $45 Million Demonstrate Earnings Strength of Portfolio -

Farmington, Connecticut – October 7, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon,” “We,” “Our” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the third quarter ended September 30, 2020.

“We successfully originated $16 million of loans, including to two new portfolio companies, despite the protracted economic and health challenges,” said Gerald A. Michaud, President of Horizon. “We remain committed to taking a selective investment approach by investing in companies that offer advanced and unique technological capabilities, have ample liquidity, and experienced and strong management and investors. In addition, $43 million of prepayment activity during the quarter again demonstrated the power of our predictive pricing strategy. Our liquidity events further demonstrate the quality of our portfolio companies and their potential for positive outcomes. We remain focused on managing our existing portfolio through this challenging economic period and utilizing our strong balance sheet to thoughtfully expand and diversify our portfolio with new debt investments, which will enable us to deliver value to our shareholders.”

Third Quarter 2020 Portfolio Update

Originations

Horizon funded four loans during the third quarter of 2020 totaling $16.0 million, including:

•	$10.0 million to a new portfolio company, Topia Mobility Inc., a developer of a global talent mobility software platform.
•	$5.0 million to a new portfolio company, BriteCore Holdings, Inc., a developer of a cloud-native, software platform for the property and casualty insurance segment.
•	$1.0 million to two existing Horizon portfolio companies.

Liquidity Events

Horizon experienced liquidity events from five portfolio companies in the third quarter of 2020, including principal prepayments of $43.1 million and warrant proceeds of $1.8 million, compared to $30.0 million of principal prepayments and $0.5 million of warrant proceeds during the second quarter of 2020:

•	In August, New Signature, Inc. (“New Signature”), in connection with its sale to Cognizant, prepaid its outstanding principal balance of $14.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $0.7 million in connection with the termination of its warrants in New Signature.
•	In August, Celsion Corporation (“Celsion”) (NASDAQ: CLSN) prepaid $4.6 million of the outstanding principal balance of its venture loan, plus interest and end-of-term payment on such prepayment. Horizon continues to hold warrants in Celsion, in addition to its remaining debt investment of $5.0 million.
•	In August, Horizon received proceeds of $1.1 million upon the exercise and sale of its warrants in Ontrak, Inc. (“Ontrak”). Horizon continues to hold warrants in Ontrak.
•	In September, Skillshare, Inc. (“Skillshare”) prepaid its outstanding principal balance of $9.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Skillshare.
•	In September, Mustang Bio, Inc. (“Mustang Bio”) (NASDAQ: MBIO) prepaid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Mustang Bio.

Principal Payments Received

During the third quarter of 2020, Horizon received regularly scheduled principal payments on investments totaling $5.9 million, compared to regularly scheduled principal payments totaling $4.9 million during the second quarter of 2020.

Commitments

During the third quarter ended September 30, 2020, Horizon closed new loan commitments totaling $21.0 million to four companies, compared to new loan commitments of $75.0 million to four companies in the second quarter of 2020.

Pipeline

As of September 30, 2020, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $95.9 million to 13 companies. This compares to a Committed Backlog of $100.9 million to 12 companies as of June 30, 2020. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Capital Markets Activity – Warrant and Equity Portfolio

As of September 30, 2020, Horizon held a portfolio of warrant and equity positions in 68 portfolio companies, including 57 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819